Exhibit 99.1

RadNet, Inc.
Special Shareholder Update Conference Call
September 14, 2010

Operator:    Please stand by.  Good day and welcome to the RadNet Incorporated Special Shareholder Update.  Today’s conference is being recorded.

At this time, I would like to turn the call over to Mr. Alan Sheinwald of Alliance Advisors.  Please go ahead, sir.

Alan Sheinwald:  Thank you, Operator.  Good morning, ladies and gentlemen, and thank you for joining us today for a special shareholder update call.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet; Mark Stolper, Executive Vice President and CFO of RadNet; and Ranjan Jayanathan, Chief Information Officer of RadNet.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance; RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices; recruiting and retaining technologists and receiving third party reimbursements for diagnostic imaging services; successfully integrate acquired operations included in the most recently announced transactions with Progressive Health and Image Medical, the parent of eRAD, Inc.; generate revenue and adjusted EBITDA for the acquired operations as estimated and identified; and achieve potential cost savings, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein.  These risks and uncertainties include, among others, problems that may arise in successfully executing the debt refinancing plan; integrating acquisitions; future regulatory or legislative actions in the industry; as well as those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2009, and Form 10-Q for the period ending June 30th, 2010.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Howard Berger.  Howard, take it away.

Dr. Howard Berger:   Thank you, Alan, and good morning, everyone, and thank you for joining us and spending a portion of your day on our conference call with us this morning.  This is the first special shareholder update conference call we have hosted since we announced our acquisition of Radiologix in 2006.  It’s our belief that yesterday’s announcement of our entering into the radiology software business warrants special discussion.  On this call, we will, among other things, provide you with the rationale for this strategic move and the benefits it hopes will provide RadNet.  We will keep our prepared remarks brief as we would like to provide you with ample time for the question and answer portion of our call.

I am also very pleased this morning to have the opportunity to introduce you to Ranjan Jayanathan, RadNet’s Chief Information Officer, who was instrumental in our being able to consummate the eRAD transaction and who has assumed a key role in managing RadNet’s future information technology business and strategy.  During today’s call, Ranjan and I will provide some prepared remarks and Mark Stolper will join us for the question and answer portion of our call.

With that introduction, let me jump in.  First, I’d like to say how excited I am in what I believe is a significant strategic step towards a long-term strategy of ours for diversifying RadNet’s revenue base, creating opportunity for enhancing our operating margins and beginning the process of offering certain of our core competencies to radiology installations across the country, other than the ones RadNet owns and manages.  As many of you have seen, yesterday we announced that RadNet’s entry into the radiology software business; we executed a definitive agreement to acquire Image Medical Corporation, the parent of eRAD, for $10.75 million in a combination of cash and promissory notes.  In addition, we announced that we have assembled a new software development team consisting of veterans of the radiology software industry to complement eRAD’s product portfolio.  eRAD and the newly-hired software development team form a newly-created radiology information technology division of RadNet under Ranjan Jayanathan’s leadership.

eRAD, headquartered in Greenville, South Carolina, has been a leading provider of picture archiving and communications systems, otherwise known as PACS, and related workflow solutions to the radiology industry since 1999.  Over 250 hospitals, teleradiology businesses, imaging centers and specialty physician groups currently use eRAD’s technology to distribute, visualize, store and retrieve digital images taken from all diagnostic imaging modalities.  eRAD has approximately 30 employees, including a research and development team of 11 software engineers in Budapest, Hungary.

As Ranjan will discuss, eRAD is widely recognized as a technical leader in the PACS radiology software industry for the last decade and many of those in our industry are familiar with the eRAD suite of software products.  It is extremely gratifying to me to know that the eRAD products will not only be offered to our industry by RadNet, but that we project that every RadNet imaging center will utilize eRAD’s software by the end of 2011.

I’d like to take this opportunity to welcome all the employees of eRAD into the RadNet family and assure the current customers of eRAD that RadNet is committed to continuing to support the innovation and development that has made eRAD a technical leader in the radiology software industry.  eRAD customers, suppliers and employees will experience seamless continuity in the product development and support, ongoing relationships and functional roles.  RadNet’s ownership of eRAD will mean eRAD will have more financial and human resources supporting it.  The improvements we make to the eRAD product suite will be made available to all current and future eRAD customers.  In short, we are confident that if eRAD can satisfy the current and future needs of RadNet, it can satisfy the needs of any radiology participant in the country.

In addition, you may have seen in yesterday’s press release that we have also… and in addition to signing the definitive agreement with eRAD, we have assembled an industry leading team of software developers to create radiology workflow solutions to complement eRAD’s current portfolio of products.  All members of this team have significant software development expertise in radiology and, together with eRAD, will create fully integrated solutions to manage all aspects of RadNet’s information needs and those of our industry at large.  We believe entering the radiology software business is a natural extension of our core competencies.  We have always been on the leading edge with respect to using technology to manage our own business, both within our facilities and within our affiliated radiology groups.  The systems we are using are essential to our ability to accurately create, process and distribute data and run our business cost effectively.

Up to this point, our revenue has been earned exclusively through our owned and operated facilities.  With yesterday’s announcement, we have positioned ourselves to sell products and services to the over 6,000 free-standing imaging centers and the 10,000 imaging operators, operations within community hospitals across the US that we do not own.  Our industry depends on the reliability and functionality of software systems for proper and efficient management of data.  These information systems and productivity tools have been proven cost savers and are becoming ubiquitous in the radiology industry.  Entering this business creates a new revenue stream for us, positions us to integrate with the ongoing adoption of digital medical records and greatly enhances our prospects for growth, margin improvement and profitability.

We currently license PACS and radiology information systems, or RIS, and related software solutions from third parties with significant ongoing cost.  We have projected this cost to increase materially with our growing procedural volumes in the coming years as we execute on our acquisition and consolidation strategy.  We have estimated that the acquisition of eRAD and the development of our own workflow solutions could save us more than $20 million over the next 10 years by eliminating the licensing, annual support and maintenance fees we would otherwise pay to others.  As such, we believe that these IT initiatives have the potential to expand our operating margins by eliminating internal RadNet costs and by benefiting from a business that has the potential for high margin revenue and relatively low capital investment.

Furthermore, we see tremendous potential productivity enhancement from which we can drive efficiencies in the operations of our business.  Our ability to control future software development will allow us to achieve these efficiencies more quickly and effectively as we continue to integrate our electronic solutions with capabilities such as voice recognition modules and electronic medical record.  As these solutions make our front office personnel, schedulers, transcriptionists, coders and radiologists more productive, we lower our operating cost and enhance our margins.  The focus on the digitization of medical records and health care IT from the current political administration provides us additional opportunity.  The IT solutions we will now have in-house are consistent with what the Obama Administration is attempting to achieve within its health care IT stimulus programs.  We will attempt over the coming quarters to participate in certain government-sponsored IT programs, and we’ll apply for several stimulus programs that pertain to our initiatives.  We will keep you informed with our progress in this endeavor on future calls.

At this time, I’d like to introduce you to Ranjan Jayanathan, RadNet’s Chief Information Officer and General Manager of our newly-created Radiology Information Technology division.  By background, Ranjan is an imaging and health care information technology veteran with over 30 years of experience.  Ranjan joined RadNet from Voyant Health, a leader in software solutions for orthopedic surgeons, where he was the General Manager of its American operations.  Prior to Voyant Health, Ranjan was a member of the executive management team of Dynamic Imaging, one of the country’s leading providers of PACS solutions to the imaging industry.  During his nine-year tenure at Dynamic Imaging, Ranjan managed sales, client services and solutions architecture.  He assisted with Dynamic Imaging sale to General Electric in 2007 and its integration into GE’s operation.

With that, let me turn over the call to Mr. Jayanathan.  Ranjan?

Ranjan Jayanathan:    Thanks, Howard, and good morning, everybody.  Briefly, I’ll discuss our decision-making process regarding entering the radiology software business and specifically why we selected eRAD as the best fit for meeting RadNet’s requirements, internal requirements and representing the platform for a suite of solutions that we could proudly offer the radiology industry.

Shortly after arriving at RadNet, we completed a comprehensive internal evaluation of the systems we utilize on a daily basis to operate our business.  We concluded that our current solutions limited our performance in a number of respects.  First, we recognized that the complexity and scale of our operations make us a uniquely demanding customer for PACS, RIS and other related solutions.  To fulfill our needs effectively, we require significantly more customization of our solutions and demand much more flexibility of capabilities than the typical customer.

Furthermore, the service demand in the marketplace constantly demand innovation with respect to the information availability that we provide to our referring physicians, patients and payors.  We noted that our existing software solution providers were simply not geared to providing us this level of customization and flexibility, and we concluded that these gaps would only become more pronounced as we continued to grow in the future.  I believe that our current solution suppliers will continue to face significant challenges when trying to deliver customizable solutions to us that can help us differentiate ourselves to our customers.

Second, we recognized that our existing solutions were expensive and that this expense was projected to grow materially as our procedure volumes grew.  The maintenance, support and licensing fees of several of our current solutions are pegged to increase with our procedure volumes.  Further, in one instance, a significant software license is approaching the end of its term and renewing that arrangement will require a substantial expense.  We are currently paying several millions of dollars each year for support, maintenance and licensing fees and it makes much more sense for us to divert these funds to ensure that RadNet’s IT solutions will be robust enough to meet our demanding environment and taking these solutions in-house accomplishes both of these objectives.

After reaching the conclusion that we wanted to both control the software product development innovation in-house and enter the radiology software business as an extension of our current product and service offering, we evaluated several alternatives.  These alternatives included licensing the source code from existing providers, building solutions in-house from scratch, or identifying one or more acquisition opportunities or any combination of those.  After engaging in several discussions with existing solution providers about licensing their source code, we were unable to achieve a result that made sense financially and that would give us the flexibility to sell the resulting software solutions to customers outside of RadNet.  In short, this strategy was either too expensive or would limit our flexibility to create and brand solutions that we wished to sell to others.

We also concluded that building an entire suite of solutions from scratch was also not the most favorable outcome for us.  First, this process would cause significant delay with respect to being able to displace our current solution set and then be able to sell solutions to our fellow industry participants.  Furthermore, we concluded that we were unwilling to assume the risk of managing multiple complex software development projects at one time.  So we concluded that if there were solution companies available to purchase at a reasonable cost, this would be the best outcome for RadNet.  To the extent that there weren’t companies offered the entire suite of solutions that we were looking for, we concluded that we could purchase one or more companies that offered a platform and that we would develop other complementary solutions to integrate into the purchase platform.  My team and I spent the better part of this year talking with radiology solutions providers and evaluating their products and the potential for consummating an acquisition.

eRAD represents the best result for us as an acquisition candidate.  First, eRAD is recognized… it’s a recognized solution that’s installed in over 250 settings across the US and some outside.  Its PACS product in particular has a long successful track record.  Its products are stable and built on an extremely flexible and robust architecture, which will allow us to be on the leading edge with respect to integrating digital medical records and other initiatives that we will drive to improve efficiencies and productivity and enhance operating margins.  A number of eRAD’s current customers are teleradiology companies who have demanded flexible workflow, storage and retrieval functionality.  eRAD’s regulatory compliance infrastructure is comprehensive and as solid as I’ve seen.  And most importantly, we believe that eRAD’s team of developers and customer support is as high a quality group as exist in the industry today.  They are knowledgeable, responsive and motivated.

What eRAD has lacked most has been the financial resources to grow its business and the infrastructure to effectively sell its suite of solutions.  Although we believe its solutions rival anything that currently exists today, it has troubled to sell the… against rivals that dwarf it in size and resources.  Furthermore, as a company that very tragically lost its founder and visionary in a plane crash several years ago, some prospective customers were hesitant to choose eRAD for a solution upon which their business so highly depended.  We think our ownership of eRAD addresses most, if not all, of these questions and issues that have prevented eRAD from growing to its full potential.

To augment our acquisition of eRAD, we recently hired an extremely seasoned group of software developers to create solutions that will integrate into the eRAD suite of products.  We believe that, with the hiring of this team, we have struck the right balance of acquired solutions and internal development of projects.  The result of our acquisition of eRAD and hiring of this development team is that we project that by the end of 2011, we will be able to replace our key software solutions, including PACS and RIS, at all of our RadNet facilities.  We’re internally gearing up to migrate our PACS solutions within our own facilities as early as the first quarter of next year, which is only a… several months away, and we have assembled a strategy and team to integrate with digital medical records and position ourselves to apply for stimulus health care IT funds that are earmarked for our initiatives over the next several years.

We have our work cut out for us and my entire organization, along with our new team at eRAD and our development organization, are highly enthusiastic and energized about tackling these challenges.

I’d now like to the call over to Dr. Berger for some closing comments.

Dr. Howard Berger:   Thank you, Ranjan.  As you may recognize by the tone of our conversation today, we are extremely excited about the entire radiology software business initiative and our entrance into that lucrative market.  We believe these events mark a significant milestone in our development as a company and look forward to providing you with quarterly updates regarding our progress in replacing existing RadNet IT solutions of our current vendors with those of our own solutions, as well as the progress and our sales of eRAD and internally developed solutions to others.

Operator, we are now ready for the question and answer portion of the call.

Operator:   Certainly.  If you wish to ask a question at this time, please signal by pressing star, then one on your telephone keypad.  If you are using a speaker phone, please ensure that your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star, one if you do have a question at this time, and we’ll pause for just a moment to assemble our queue.

We’ll take our first question from Darren Lehrich with Deutsche Bank.  Please go ahead.

Raj Mahal (sp?):   Morning.  This is Raj Mahal at Deutsche Bank speaking for Darren Lehrich.  A couple of questions on the transaction.  How does the acquisition impact your existing IT vendor relationships?  And roughly, what is the annual spending on IT services that might be replaced by the acquisition?

Dr. Howard Berger:  Ranjan, you might want to address that question.

Ranjan Jayanathan:  Okay.  We said in our remarks earlier that we project that, on the financial side, we would save approximately $20 million over a 10-year period.  This will begin to kick in probably close to the end of next year and continue after that.  We believe that the run rate, annual run rate on that is going to be somewhere slightly north of $2 million, and over 10 years, it’ll meet and slightly exceed the 20.

You started by asking, how does it affect existing relationships with our IT solutions?  Number one, we have IT relationships with suppliers over a broader spectrum of products than only the workflow solutions, and we are significant customers of all of our suppliers, and we expect their relationships to continue quite strongly.

Dr. Howard Berger:   Maybe I could weigh in a little bit on that also, Ranjan.  We have long-term contracts with these other IT vendors, the most significant of which is General Electric currently, and given our extensive relationship with GE for equipment, service and other financial relationships, we see no impact at all during this transition process.  And they are well aware of our intent and need to go in a slightly different direction than what they were capable of delivering.

Raj Mahal:   Thank you.  And lastly, how much development expense, you know, will you invest in the new business?  And, you know, what is the impact on an EBITDA basis?  (Unintelligible).

Mark Stolper:   Sure.  Good morning.  It’s Mark Stolper; I’ll take that call.  Currently, eRAD itself is about a break-even business so from an EBITDA standpoint, as it stands today, assuming we did nothing with regards to new or additional sales – which obviously is not the intent; we are very excited about the potential for growing the sales of eRAD – you know, it’s diminimus to our EBITDA today.  With respect to new development, we will be developing additional solutions with this new software development team, but at this point, we believe we’ll be able to capitalize those developments, at least over 2010 and 2011.  So it wouldn’t have an effect to our EBITDA.

Raj Mahal:  Okay, great.  Thank you.

Operator:  We’ll hear next from Rebecca Moan with Diagnostic Imaging Magazine.

Rebecca Moan:   Hi, Rebecca Moan from DI.  I just have two questions for you guys.  One, I’m wondering, does this acquisition allow you guys to enter into the teleradiology marketplace?  Is that part of your long-term outlook?

Dr. Howard Berger:   Well, I think that teleradiology is a natural evolution for us.  Given the fact that the Company has contracts with over 350 radiologists that supply professional interpretive services at our existing imaging centers, I think the ability for us to expand that into a more typical teleradiology operation is certainly something that we could consider somewhere in the future, and I believe… you know, I did make mention of that in our last earnings call.  So as another form, if you will, of IT solutions, we see teleradiology as an important component, and effectively, we’re in that business already today with the way we acquire and distribute images over the close to 200 imaging centers that we currently operate and operational responsibilities that we have with some of our radiology groups in about a dozen hospitals.

Rebecca Moan:  Okay.  And then so my other question is, you guys have mentioned the 6,000 imaging centers and I’m wondering, you know, with the DRA, like basically causing a lot of those imaging centers to go out of business and also the recessionary environment we’re in, is now the time to kind of sell them on taking a bigger part of their practice into digital?

Dr. Howard Berger:  Well, those are probably two different questions in a respect, in some respect, Rebecca.  First of all, part of our strategy in general is to help consolidate an industry which I think needs to contract substantially from the current 6,000 centers and which I believe there’s already something in place that, in the markets we operate we’re trying to take advantage of, and our strategy has been clearly articulated along those lines.  I think most imaging centers today are using some form of a PACS system so they are predominantly digital already.  I think there’s areas where a number of imaging centers could be enhanced, not so much just on the PACS side of it but really on the workflow solution side, and that’s where I believe we as a company are better equipped to deal with this development process than probably any other vendor out there, given the experience that we have in this Company with over 30 years of running imaging centers and doing imaging, both in hospitals as well as outpatient centers, as well as a very sophisticated management team that understands how important it is for these information systems to manage their operations.

So I think…  I hope I’ve addressed your question because I think the answer about becoming more digital is really more digital with the assistance of workflow solutions than it is with the image piece of it, which I would believe most imaging centers have some form of PACS solution already.

Rebecca Moan:  Okay, great.  Thank you very much.

Operator:  As a reminder, that is star, one if you do have a question at this time.  We’ll hear next from Rob Mains with Morgan Keegan.

Rob Mains:  Yes, thanks.  A quick follow-up to the question, Mark, that you answered about EBITDA impact.  If this is kind of a wash from an EBITDA perspective, is it going to be dilutive to operating cash flow because of the addition of the interest expense?

Mark Stolper:   Well, currently, we’re funding this out of cash so, you know, it’s not going to require us to increase our debt, which would then come along with an increased interest expense burden.  So the only piece of the deal that would add interest expense is that we’re… we have… part of the consideration that we’re paying here is in the form of a note, a promissory note, which has, you know, a pretty minimal interest expense carry for us.  But, you know, clearly, the idea here is, and one of the key rationales of purchasing this business, is we believe that we can grow the business substantially.  Being in the software business is a high margin business; in fact, we expect it to be a higher margin business than our existing imaging center business.  So the idea here is that, over time, we believe that this is going to be margin enhancing and cash flow enhancing and not the other way around.

Rob Mains:   Okay.  And I guess, so the… if I were to look at cash flow impact, it would be kind of foregone interest on cash balance and that’s not going to be much of a number in this environment?

Mark Stolper:   Correct.

Rob Mains:  Okay.  And then I had a question on the… from a competitive standpoint, kind of flipping around the earlier question about what this might mean to some of your suppliers.  In terms of eRAD customers, are you concerned… could you talk a little bit about, you know, whether there is the potential for defections given that, you know, part of RadNet’s successful strategy has been a share gain strategy?

Dr. Howard Berger:   Well… I’ll take that, Rob.  First of all, the number of imaging centers that we own is probably not more than about 3% or 4% of all the imaging centers in the country so the likelihood of us… and we’ve obviously looked at the customer base here; we see very little, if any, conflict with the customers that eRAD currently has in centers that we’re operating in the primary six states that we operate in.  So I don’t believe that they will feel threatened.  I think really the reverse is the case; that, number one, with the financial resources that RadNet has, the development process and the further expansion of the capabilities for the PACS system will be a significant benefit to the current customers as well as others, number one.

Number two, and perhaps just as important, I think it’s RadNet’s understanding of workflow issues that we will imbue within the software, both that we develop as well as change eRAD, will have significant benefit to them also.  So having spoken with a couple of the larger customers, none of them were at all concerned about RadNet’s entry into the business and were, in fact, I think enthusiastic that this was good for the industry, good for RadNet and good for them.

Rob Mains:   That’s a great answer, thank you.

Dr. Howard Berger:   And I…  That one wasn’t prepared, either.

Rob Mains:  It’s even better.

Dr. Howard Berger:  Okay.  Thank you, Rob.

Operator:  We’ll take our next question from David Bench with Trinad.

David Bench:  Hi, it’s…  You did a great job, you know, basically outlining the internal reasons for the acquisition.  Can you talk a little bit about your external goals in terms of following this through?  Are you going to have a dedicated sales team?  You know, are you going to complement eRAD’s current sales team?  Just talk a little bit about the external sales goals.

Dr. Howard Berger:   Ranjan, why don’t you take that question?

Ranjan Jayanathan:  Yes.  eRAD already has a distribution channel; there’s a direct sales team as well as… and the products are distributed through a variety of channels, some… several that are national and several, as is common in the imaging business, regional.  Our plan is to keep that team going and to expand, particularly in the teleradiology area, where there are already some very significant national companies who are eRAD’s customers, and the stability, the new stability of the company we hope will really allow us to expand in that area.  But as far as a channel, it already exists and we are also looking at expanding in some areas originally outside the US.  We’re looking at a couple in Europe, but we’ll have to wait and see how that goes.  But the short answer is, there’s a channel; it’s in place and very competent.

Did I answer your question or were you looking for different color?

David Bench:   I was also looking for a little bit in terms of the quantitative (inaudible).  Obviously, the marketplace of 16,000, as was mentioned by Howard at the beginning, you know, what type of penetration do you look at going three to five years out with the solution?

Ranjan Jayanathan:   Some effort we have already started, which have to do with essentially growing the dealer channel.  That’s a very effective way to put many more boots on the ground.  And while many… while several channels carry us today, there are several very significant national organizations that do not and we have already started work with more than one significant national players to be their preferred product.  And that’s going to be our first attempt and that will put more feet on the ground than we could simply do directly initially.

David Bench:  All right.  And…

Dr. Howard Berger:  Yes.  Ranjan, let me amplify on just two points.  David, number one, I think it shouldn’t get lost in our conversation here – and maybe I wasn’t quite as explicit about it – but our goal really in getting into the radiology software business is to make certain that the biggest client that we’re ever going to have, meaning RadNet, is fully satisfied with the opportunities that we think the radiology software solutions will provide to us and the industry.  So while we think external sales are important, it shouldn’t be lost that we will always be its biggest client.  That’s number one.

Number two, what I probably also didn’t really amplify on is that this is another core competency that we believe we have to control.  And part of that process of developing this and spreading it out into the marketplace will also be what we believe is a door opener for other opportunities for RadNet to sell its products and services.  The majority of hospitals that are out there are in need of newer PACS systems and our ability and interest in going outside of the current RadNet states that we operate in will provide us extensive opportunity, I think, to look at more than just kind of the strategic focus that we’ve had on ownership and management of centers.  Doing joint ventures with hospitals, doing more creative management of both inpatient and outpatient services will be what we are focused on as we develop this product, make certain that it works for us, which we then believe it can work for anybody, and using it as an opportunity to get into a broader customer base to help sell other products and services that RadNet, I think, uniquely offers in this industry.

So while I think it’s difficult for us to determine at this particular time, you know, where we think we’ll be in the marketplace in three to five years, what I will tell you confidently is that we will have the biggest customer in the industry as one of our customers, and that is RadNet, and that I believe it’ll be a great opportunity for us to expand our reach, not only in software but other products and services that we uniquely offer.

David Bench:   Excellent.  Thanks a lot.

Dr. Howard Berger:  Thank you, David.

Operator:  And as a final reminder, that is star, one if you do have a question at this time.  We’ll hear next from Frank Ford with Methodist Health System Dallas.

Frank Ford: Good morning, everybody.  A couple of quick questions that are related to the technology side of the solution that you’re going to be providing.  We currently have a large enterprise PACS that is encompassing three different hospitals that are separated and connected via high speed (inaudible) connectivity.  We have a centralized storage architecture which provides image distribution throughout all three hospitals.  We are also looking at potentially adding on a fourth hospital that currently is an eRAD customer.  My questions are, as far as your attempts to get into start driving some of the market share from these long-standing large PACS providers for hospital-type use, not so much imaging centers, what is… how are you going to address these entrenched customers that have, you know – and I hate to use other vendors’ names but there are, you know, the Agfa-GE, the Siemens, the McKessons of the world – how are you planning on being able to work yourself into that market?  And I understand you’ve already discussed sales to some extent but as far as ongoing support post the sale or after the sale?

And you talked also about the complementary solutions.  I’d like to have a better idea of what exactly those complementary solutions are and what your timetable is for delivery of those solutions?  And, hopefully, that wasn’t too convoluted but those were my questions.

Ranjan Jayanathan:   No, I understand the question completely.  The environment that you’re talking about, you said three hospitals and to bring a fourth one in that happens to have an eRAD PACS and the existing ones have whatever PACS system, A, B and C.  The market reality is that the radiology groups and the radiologists are taking on new contracts or are being pushed out of existing contracts so there is an enormous amount of play between radiologists, radiology services and hospitals and that’s a very fertile ground as a source of business for us.  We have probably 10, 11, maybe a dozen very well known entities that play in that market.  So one answer is, in terms of how do we try to take the message out, it’s not just us.  Our customers, who are the radiologists, the specialty reading groups, teleradiology businesses are going to take us into places like that to increase study volume traffic.

If the second question was, how do we play in a multi-PACS environment?  I mean, man, I couldn’t have planted the question better if I had tried.  That’s an absolute strength of the eRAD product and in your environment with three different PACS systems and a fourth one potentially being eRAD, if you are looking for a way to put a workflow wrapper around the four so the radiologists can get their work done in a simple way without any heartburn over multiple lists, multiple viewers, talk to us after this phone call’s over.  We would love to show you how that’s done.  And I think the eRAD PACS does a, I mean a superb job of that.

Frank Ford:  And could you also provide a cardiology solution for your… for the eRAD PACS?

Ranjan Jayanathan:   Oh boy.  I don’t want this to turn into a sales pitch here, but we would love to take your call off this.  Today, we haven’t been known for providing a cardiology solution but in terms of baking in…  Number one, your four hospitals may already have a preferred solution.  We would love to talk about how to make that happen without you having to do a forklift, anything.

Frank Ford:  Okay.  That would be good so I would need a point of contact and… who that I can talk… specific questions to after this meeting’s over.

Ranjan Jayanathan:   We’ll…  We have your contact information.  We’ll make sure you get that.

Frank Ford:   Thank you.

Ranjan Jayanathan:  Okay.

Dr. Howard Berger:    Frank, I’ll just add one thing to it.  The environment that you’re currently working in, namely with hospitals that are distributed, in some sense is really just a smaller version of what RadNet does with 200 centers.  So the linking of those hospitals and the flow of information through them, to me and to Ranjan and the rest of the RadNet team, is really what about imaging is going into the future.  It’s the requirement that you not only are able to move these images around so that you can have the best person in the right place reading these test, but then associated… because I think the other question you had, what other kind of enhancements are you looking to bring.  And I would tell you that they’re all ultimately related to workflow, that whether you’re in a hospital or in an outpatient center, are going to be critical to helping create efficiencies and better margins.

So one of the reasons we’ve jumped into this is that we can do that on the back of a business that, next year, will probably do over four million exams and want to have a unified solution for its entire operation to manage that from an image standpoint, but also to be able, as Ranjan mentioned, to look at very… you know, critical decision metrics on how the management of that workflow, starting with scheduling and transcription and everything else that we’ve at least briefly mentioned here could be done.  When you take that along with all of the other issues that we are confronted with, with multiple work stations and how those get integrated and avoid, you know, duplication of license fees and maintenance fees every time you want a new solution for handling, whether it be mammography or cardiology, as you mentioned, or post processing of images for CT and MR have all become complicated and expensive.  And our goal, because we are very much focused on doing this for ourselves and our large network of centers, will be a critical part and then linking it all to the electronic medical record will be the challenge for our software developers and Ranjan’s team.

Frank Ford:   Definitely so because we know what kind of HL7 and interface challenges can be faced by trying to send a result back to the EMR.

Dr. Howard Berger:   Yes.  And, although we didn’t get into this in much detail, but perhaps the biggest driver of our decision for this is the need for us to have a seamless electronic medical record interface because we believe that, not only will that be demanded in this, you know, endeavor for more electronic administration of health information that’s being, you know, touted by the Obama Administration and which we think is a good direction to go in, but additionally, it is a marketing tool ultimately for doctors to be able to get this information, whether he’s in an emergency room, in an ICU or at home at night because he wasn’t able to get the results during the day.  So the ability to, you know, send this information and make it available with the appropriate security we believe is critical for the long-term success of RadNet and in the industry to be a leader and a beneficiary of what we believe will be some market opportunities.

Frank Ford:   Good.  Thank you.

Dr. Howard Berger:   All right.  Thank you for your interest.

Operator:   And, gentlemen, there appear to be no further questions in our queue at this time.  I’ll turn the conference back over to you for any additional or closing remarks.

Dr. Howard Berger:   Thank you, Operator.  Well, thank you all for spending the time today.  As you can see, I think by some of the questions here, there is some good work ahead of us, but I believe that we’ve done, at least the first step in opening up into RadNet’s vision of why we made this investment and why we think it’s so important for RadNet’s long-term success and leadership position in this industry.  We look forward to further calls.  We’ll have our third quarter conference call in about 60 days, where we’ll give you some additional update on the progress even in the short period of time.  But thank you all for joining us and we’ll look forward to the next call.  Thank you.

Operator:  That does conclude today’s conference.  Thank you all once again for your participation and have a wonderful day.